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The following is a transcript of an investor call held on January 25, 2021, in connection with the proposed acquisition of Cardtronics plc (“Cardtronics”) by NCR Corporation (“NCR”). There may be immaterial typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript.

* * *

NCR Corporation Participants

•	Mike Hayford, President and Chief Executive Officer

•	Owen Sullivan, Chief Operating Officer

•	Tim Oliver, EVP and Chief Financial Officer

•	Michael Nelson, Treasurer and VP, Investor Relations (Moderator)

Presentation

MICHAEL NELSON: Good morning, I’m Michael Nelson, vice president of investor relations and treasurer at NCR. Thank you for joining the call to discuss NCR’s definitive acquisition agreement to acquire Cardtronics. Joining me on the call today are Mike Hayford, president and CEO, Owen Sullivan, COO and Tim Oliver, CFO.

Before we get started, let me remind you that our presentations and discussions will include forward-looking statements. These statements reflect our current expectations and beliefs, but they’re subject to risks and uncertainties that could cause actual results to differ materially from those expectations.

These risks and uncertainties are described in our presentation and our periodic filings with the SEC, including our annual report. On today’s call, we’ll also be discussing certain non-GAAP financial measures. These non-GAAP measures are described and reconciled to their GAAP counterparts in the presentation materials and on the investor relations page of our website. Our replay of this call will be available later today on our website, NCR.com. With that, I would like to now turn the call over to Mike. Mike.

MIKE HAYFORD: Thank you, Michael. So we’re going to try to go through this relatively quickly today. We’ve got a fair number of slides we’re going to walk through. Some of it’s going to be a repeat to what we shared on January 11 with some updated numbers. We’ll highlight the updates and then we will take some Q&A.

I just want to start with the whole team at NCR is very excited about this merger, this opportunity to combine with Cardtronics. And although the process was probably not a typical process for us, the opportunity to merge with Cardtronics is something that we have looked at in the past strategically and thought through how that would help elevate our company.

So we’re very pleased with the outcome and the opportunity to complete that transaction. I would just start with a thank you to Ed West and his entire management team at Cardtronics the last three weeks where we’ve done our diligence work.

They’ve been extremely supportive, very helpful, really, really a great team. And they’ve built a very, very good business. I’m going to start on slide four with just a brief overview with transaction again. It’s a $39 all-cash transaction. Tim will cover some of the metrics on that.

We do expect that we’ll close around mid-year. We’ve got obviously the regulatory filings that we have to get through. We do have the financing all lined up. We’ve talked about the strategic rational last time, so I won’t spend a lot of time.

But it is very consistent with our strategy. NCR’s service is consistent with our strategy to drive our business into software and services. And it’s consistent with our strategy for recurring revenue and improved EBITDA margin. The company combined, just to give you a sense of the scale, roughly $8 billion in revenue and $1.6 billion in adjusted EPS— when we’ve put it together and we’ve implemented our costs energy activities.

This next slide, again, is what we had shared investor day. We— just highlight, again, this is consistent with our 80/60/20 shift to software services. Shift to recurring revenue streams— Cardtronics is transaction fees, it’s subscription fees.

100% — it does not include any hardware. So— all those— and it— and it operates, it will create accretion to our margin— right out of the shoot— with a higher margin. This is just a brief summary for those of you that don’t know NCR. Size and scale— the right-hand side, again, is really just a summary, a highlight of our December 3rd investor day kind of hitting the transactions highlight of a who we are, what we do and where we’re focused as a company.

On the next one, Cardtronics, so you know, they bill themselves as the world’s largest ATM transaction process. We really look at them as a payment company. Though they employ ATMs to do— transactions on behalf of customers or for themselves and they collect transaction fees, surcharge fees, interchange fees.

They have a big fleet and then they manage even more ATMs— very, very— consistent and synergistic with our goals to be more of an ATM as a service provider— instead of selling the components, bundle up and sell transactions, sell subscriptions— to banks and then to serve— the rest of the marketplace.

If you look at who they serve today, eight of the top ten U.S. retailers. I’m going to show you a chart that highlights the— some of the customer base and then I’m going to show you a chart that highlights our customer base. Tremendous opportunity to cross-sell.

There’s some common customers and then there’s other customers that will have great opportunity to go in and cross-sell each other’s products. They have over 2,000 financial institutions— obviously, we have a very large financial institution footprint.

This will give us a product that we can go in and sell— to financial institutions around ATM (UNINTEL) as a service— as well as the Allpoint surcharge-free network which we think is a key differentiator going forward for— NCR. In that network, they have over 60 million cardholders who have— the Allpoint network— on their dub cards.

We think that’s very important. We think we can expand that with our reach into the financial institution market. Again, their financial summary on the page there— 1.3, this is 2019 numbers— $1.3 billion in rev adjusted would be— just over $300 million. And then free cash-flow of 150.

Our strategic rationale, again, we did share this on January 11th. Just to highlight that— this transaction fits really nicely with the strategy that we had outlined as a company. NCR as a service and particularly here, what we can do with ATM as a service.

There’s also a big play in the retail side of what we can do to offer— services around cash management and payments. Our scale— Tim’s going to cover (UNINTEL) what that means for the scale of our company. Not just our revenue but also for our EBITDA and most importantly our cash flow.

It advances our 80/60/20 by roughly two years. So almost by two years it pulls forward our ability to get to those— strategic metrics. And then— what we’ve added to this is accretion 20% to 25%— per share— EPS accretion— going forward. Again, this just— will highlight— where we think this is— drives value to our company, how it fits in with what we’re (UNINTEL) going forward.

It is a transaction that— although, you know, it’s accretive— Tim will hopefully use his famous words that it’s a deal that even a CFO can like. But it— more importantly, it’s a deal that the COO can like because of the opportunities on the business side, on the revenue synergy side.

So Owen’s going to cover that— this morning as well. Just a quick glance at their customer base. A lot of blue chip names. Both on the retail side and on the bank side. So if you look at their customers, it’s the same markets that we serve today.

Again, there’s some overlap like a Speedway or a Circle K or a Kum and Go— U.S. Bank, a Cap One, a PNC. So you see some overlap but you see some other— customers that they have that we may not have that we can— also go in and sell additional products.

So you can see the product set on the top. Servicing both retail marketplace as well as banks. Those are the products that we will— aggressively take to market and have plans to grow. I— we just added a chart of our customers so you get a sense— effectively on the retail side.

These customers are customers that would be interested in the Cardtronics product set today. And in the bank side, obviously, what we can do to add capabilities around ATM as a service. And to add the Allpoint— network. So complementary customer bases and an opportunity really for driving additional revenue growth.

This is just highlighting the product set. This was a slide we shared on investor day. We had highlighted ATM as a service as a strategic initiative. AT— so in the bank space, we see two drivers of that business. Both of them, quite frankly, driven by the need for banks to be more efficient— for them to take up costs and to serve their customers in— in a digital-first world— more effectively going forward.

So one dimension is instead of operating and driving ATMs— we do think there’s going to be more of a push to outsource that function. That’s what we deem ATM as a service and combined we believe will have a very solid offering in the marketplace.

And then secondly, we do see banks leveraging— full-function ATMs to— enable them to— consolidate brand footprint and then still deliver— options and deliver functions via that ATM that maybe in the past were delivered— via branch. In today’s world, that’s all connected to the digital platform. So we see those trends as driving additional growth in the bank market for ATM offerings.

This is a chart that we pulled out of— we— modified it slightly with putting our logo in the middle. But this is a chart— directly out of Cardtronics investor day that they did in November. Again— it speaks to the two markets that we serve, the bank market, the financial institution market and— the retail market. Retail, slash, hospitality customers. And then combining and connecting them— with that Allpoint— network.

We added a couple slides. These are right from— Cardtronics— investor day just to highlight that— cash is still a critical part of the payment infrastructure. There is a percentage of the population— globally that still prefers to use cash and continues to use cash.

You can see even in the pandemic— the amount of currency out in the industry— out in the marketplace is— increased. The chart on the right is a great illustration that it— it’s a decent size of the— of the pie. We obviously participate in debit or credit.

We will participate e— even stronger with the debit side with the Allpoint network. But cash is still important piece that retailers and banks need to service. So this gives us the opportunity to do that very effectively. And the— this is just some survey information, again, from Cardtronics investor day that cash is still being used.

There’s a segment of the marketplace that uses cash as their primary vehicle for doing transactions. We had shared this slide so I’m not going to go through the whole thing. But this is just the value creation slide summary. We added— a couple key points. One is anticipated cost savings of $100 million to $120 million— per year. So on a run rate basis.

We do think we’ll get there in the next 18 months. So assuming a mid-‘21— close to the transaction— the merger will then by the end of ‘22, feel we’ll have that synergy. Owen’s going to go through it. But most of this synergy is not revolved around people.

This is combining our operations, combining our footprint, combining our real estate, combining our operations. So there’s a lot more operating synergy— vendor costs— infrastructure— on top of some of the corporate overhead costs you typically associate— with a merger of this type.

And then, again, on here we just highlight 20% to 25% EPS accretive— very quickly out of the shoot. On the right-hand side— this is a proforma, when we put the companies together— approximately 74% software and services. Again— the revenues that we’re picking up in the merger are mostly services revenues.

There are no hardware revenues so that increases that number. They are recurring revenue so that in— accelerates our shift towards our 60% goal. We think we get very close to that quickly. And then— again, they operate a higher EBITDA. And we add in our synergies, we’re very— quickly approaching the 20%— target. I am going to turn it over to Owen— just to kind of speak to the last three-weeks work that we did on the diligence and on the synergies.

OWEN SULLIVAN: Yeah, thanks, Mike. I think after three weeks, we walked away— thinking about— the profitability synergies. I know a lot of focus gets put on cost, as it should. And as Mike said— it’s a deal the CFO likes, I will tell you it’s a deal the COO and the entire team— is really excited about.

The last three weeks have been very intense. I want to thank Ed as well and other members on the team from Cardtronics, Stuart, Dan and their whole organization’s been phenomenal in working with us. I think I mentioned on the 11th of January, we had more than 70 people as part of our due diligence.

This is a team that’s been through a lot of these transactions, over 50 in our collective careers together. We brought one of our leaders back, Don Layden who has led this initiative. So we really have been fortunate. We had three former C-suite members from Cardtronics as part of the due diligence team.

So we feel like we’ve really gotten our arms around the issues in a short amount of time. And recall, Cardtronics has been an outstanding client of NCR’s for a number of years. So we know them, we know their business. And so we walked in with momentum and did the due diligence.

And we walk out really feeling good. And as Mike said, as we look at part A of the profitability synergies on the cost side we’re really looking at it in the three buckets of operating cost, and as we’ve been able to go in and look at things from real estate, the our service parts management the warehousing— our supply chains w— that overlap and can be leveraged, along with what we found in the— in the corporate structure— no longer having two public companies and the cost associated there, duplicate IT systems— along with— other corporate syn— duplication of cost, we feel really good about— the 100 to 120.

I think we walked in understanding we could do less than that. But I think as we walk away, 100 to 120. And what we have reminded ourselves— consistently, this is a growth strategy for us. So as we look at the SG&A, I’m sure there’ll be some duplicate resources.

But that’s not where the cost savings are coming from. Our— excitement about Cardtronics is the talent that that team brings, that experience and that expertise that really does accelerate us into the ATM as a service and the overall— as a service model as we push forward.

If we look at the synergies— side of the house— and be aware, we did not— include any incremental revenue synergies into the business case that— justified the transaction. So we looked at the transaction strictly from the combination of the entities, the cost of $100 million to $120 million out.

But our enthusiasm for the business really falls into all three areas of our business actually, the four. Banking, where Mike’s talked about the acceleration of ATM as a service, the ability to leverage the Allpoint network— the combined distribution— sales distribution channel as well as— geographic expansion— we really are excited about where that momentum is and where it will take us.

The payment side of the house, we can take the credit that we have— within our own business and add to it the platform and the debit side— and the car issuing part that— is now part of the repertoire of the combined company and are very excited about where we take payments across the board into hospitality and to the retail side.

And on the retail side of the house— we really think that the opportunity to collaborate and leverage the combined footprint and set of offerings into the convenience view in retail as well as the retail space is significant when we look at areas like cash management, some of the— other ATM services that are available to us.

So as we think about the business, it’s a profitability synergy. We feel very good that we’ve identified cost. We can— get very excited about the growth and we see these real significant potentials that will drive about 200 basis points of growth over what we had walked into the transaction anticipating on our own. So very excited about where we are. Lots of work of work to do. But we feel like we’re in good shape as we arrive today. Tim?

TIM OLIVER: So this is a deal that the CFO and CEO and COO can like, and when we execute against the synergies that Owen just described, it’s going to be a terrific deal. The only thing that makes me a little uneasy is the level of leverage that we need to get to to get this transaction done.

And we’re committing to get that reduced as quickly as possible and using the synergies just described to help us get there. Right now, the financing is fully committed, as Mike said. We’re presuming that the debt package will be all secured, that it’ll be a combination of term loans and some bonds and an average rate of about four and a quarter percent to get that done.

It’s just for context perspective, we have no current borrowings against our $1.1 billion revolver. So there’s plenty of capacity there. And in fact, we have $250 million of cash on the books currently. So— and as you’ll recall, our debt stack, there are no refinancings necessary until we get to 2025.

Our proforma leverage coming out of— into the transactions about four and a half times when given credit for synergies backward looking which is— a common practice in deal accounting. That gets you to 4.3 times. And our— against our debt agreement, we’re at 4.6 times. So think a range of 4.3 to 4.6.

All of those will get under three and a half by the time we get to the end of 2022. That improvement will come about 35% from the repayment of debt from free cash flow generation and the other 2/3 will come from our EBITDA. We’ve got some work to do with the rating agencies as it’s a big piece of debt.

We’re relatively confident we can walk them through transaction, convince them that there’s no need to downgrade the debt. We do think if there’s a temporal downgrade, we’ll recover quickly. And that we do not expect it to affect our borrowing costs.

You’ve seen this chart a lot of times. We used it two weeks ago. And I’ll just give you a little more detail as to— what’s in those yellow boxes. First, as Owen said, the synergies from a revenue perspective could be incredibly powerful.

Now we think we’ll be north of 5% growth over this period of time just because we believe our growth rate is about 5% and Cardtronics’ growth rate coming out of the COVID pandemic actually looks to be greater than that five. So taken together, we will naturally from combination be north of five.

And I think those synergies that Owen just talked about, when they add another point and a half to two points— of growth to that it’ll be a pretty powerful story. On the EBITDA side, as Mike said— their EBITDA margin rate is already around 23%. When added to ours, therefore, it pushes us close to 19% in 2021 alone.

And by the time we exit 2022— we will be as a total company north of 20% headed to something better than that. From a free cash flow perspective, we think greater than $3 billion of free cash flow generated over this period of time to delever the balance sheet and to redeploy the growth is the right number.

When you think about all of the EBITDA that will be generated over that period of time and you think about the conversion of net income to free cash flow, I’ve only presumed in that plus $3 billion number about a 95% conversion rate. And this year, for instance, we’ll be well-north of $100 million.

So it feels like the greater than $3 billion is the right place to be. And then lastly, had I not put the yellow box right over the 2024 green— numbers, you’d see that, in fact, where we expect to be in 2022 is exactly where we thought would have been in 2024 in the absence of this transaction.

It does all of the things that we needed to have happen. It just does them a lot quicker. So we’ll be back. I know that I need to fill in the space between 2020 and 2024 to give you some sense of how we’ll delever going into 2022. We’ll be back on February the 9th with earnings and even after that, we’ll hope to start to give you more detail on how to build out the space— between the bars.

In order for you to you to feel as good as we feel about this transaction, I needed to give you some information to derisk, if you will, the quarter. So we’re not done. It’s the end of the year. There’s some period 13 adjustments still underway.

But I thought I needed to give you some thoughts on where the fourth quarter’s going to come out. When we talked at the end of the third quarter, we talked about modest sequential improvement in revenue and a similar mix of revenue— coming into the fourth quarter.

And, in fact, that’s exactly what’s played out. 2% to 3% sequential growth that’ll be down 14 year over year. All of that downside attributable— or most of it attributable to hardware sales. But importantly, 6%— year over year growth in recurring revenue which has been an objective of ours for a while. In fact, some of the two quarters in a row now at 6% coming out of the downside of the pandemic.

EBITDA margin rate we said would be similar to Q3. And in fact, I think it might be a little bit better— than Q3’s rate. You’ll recall that we had some temporary cost actions through Q3. We let those roll off and put on more permanent cost actions in Q4. Those came on fast enough to help us get back to a margin rate to the one we achieved in Q3. And in fact, it’ll be very similar to the number a year ago.

In free cash flow, we hedged a bit after Q4 because we thought we had such remarkable performance in Q3 that we couldn’t possibly— market again in Q4. Well, we did. We had a great free cash flow quarter in the fourth quarter.

I think we’ll be right around that $145 to $150 million which will put us very close to $400 million of free cash flow generation for the year in a difficult year. So we will be back to tighten all of this up and give you some detail around this on February the 9th. But I hope that puts you at ease.

We also told you that in Q4 we’d be taking cost actions and we’d get back to you and let you know how successful we were. Those temporary actions are now behind us. The actions we had planned to take in Q4 are done. The cost that’s out of the organization and it exceeds $150 million of annual benefit. We will see all of that $150 million in 2021 and beyond.

A lot of that has to do with permanent— cost reductions from a people perspective. Others had to do with vendor costs and the like. But $150 million is out and will stay out. Now we’ll turn our attention to getting a culture of continuous improvement in place.

So starting to work on our more structural costs, to work on our manufacturing costs. And to really start thinking about the power of the integration and the shrinking of the services footprint that could be possible once this transaction’s complete.

Also we had a restructuring effort underway in the quarter. We spent a lot of time reviewing the balance sheet, reviewing our business models we have going forward and make sure we don’t have things hanging on the balance sheet that shouldn’t be there in our current and our new business model.

And about $200 million, we expect to have a charge in the quarter. About 1/3 of that will be for inventory related to operating changes in the way we go about our services business. About 1/3 of that will be for products that we no longer intend to sell, both hardware and software.

And about 1/3 of that will be for people costs— from the restructuring actions I just described. We also, because cash flow was so very strong, put a contribution into our pension plan of $70 million that— there a lot of good reasons to do it when we did. You actually get credit back to 2019 for earnings credit against the pension deficit that we have.

It also allows us not to have to make a contribution to the pension fund, at least anything sizable, until we delevered from this transaction, until we get out to 2023 and the deleveraging we just talked about is done. It gives us the latitude during this period of deleveraging to make a further contribution or not. Mike? Next steps.

MIKE HAYFORD: Thanks, Tim. I’m just going to close with noting this is not an acquisition for us. This is a merger. A merger of two great companies. We’re excited about not just the products that Cardtronics brings to help us get forward and make NCR a stronger company, but more importantly the people.

We’ve been extremely impressed as Owen referenced in the diligence effort with the individuals that we interacted with. We did leverage some expertise from some former executives at Cardtronics who told us what an outstanding team that Ed has put together there. Really all around top to bottom.

And so this is a merger for us. It involves taking the best of both companies and making a stronger NCR. So we’ve got some steps to go. We do expect to get to a close mid-year. We will keep you up to date as we have, as this whole process has taken place. And with that, we’re going to take a few questions.

MICHAEL NELSON: Our first question comes from the line of Brett Huff of Stephens.

BRETT HUFF: Good morning, guys, how are you doing?

MIKE HAYFORD: Good.

BRETT HUFF: Thanks for the detail, today. Appreciate it. First of all, congratulations on the deal. And then two quick questions from me— 1)— Owen, you went through a little bit of the revenue synergies. That was helpful. Can you just give us the top three that you see coming? And then I think someone mentioned that maybe there was a point and a half or two points of revenue synergy that kind of may be coming that are not in the accretion. So maybe go through those a little bit?

MIKE HAYFORD: Yeah, I’ll start. So the most meaningful one is ATM as a service. Again— part of our strategy going forward was not just to be selling components, hardware/software service, but to sell the full stack, including driving, operating, switching, routing transactions as part of an ATM subscription offering.

So we see that being the strong driver of synergistic revenue. There’s some things we believe we can do in the retail side to help with some of the cash management capabilities by integrating the capabilities that we can deliver— quite frankly, couple— our hardware, our software. And then using the Allpoint network. We think that will be a driver.

And then there’s some payment transaction growth that we anticipate this will help with. So those will be the top three going forward. And again, yeah, but 100, 200 basis point of upside revenue, we don’t like to put the revenue synergy in our models. So as Tim said, those are not included in the model. But we think that will be you know, the upside on the deal.

BRETT HUFF: (UNINTEL) I think a little above 5%, is that what we should expect— sort of — all through 2021? Or kind of the end of 2021 just from a modeling point of view?

TIM OLIVER: Yeah, let us come back to you on 2021. I do think that we’ve talked about a growth rate over the next several years of approximately 5%. I think the external guesstimates for what Cardtronics will do coming out of the pandemic is actually a little bit greater than 5% which would suggest, therefore, the total entity ought to grow that fast. But let us come back to you in February and give you a little more specificity, both as to what we think will happen for our company in the first half of the year and then what the two companies together can do in the latter half of the year.

MIKE HAYFORD: You know, Brett— so on 2021, we’re going to do earnings I think February 9th is kind of our target date. I don’t know if we’ve put that out yet. But we’ll come back, you know, we’re just going to take a little bit of a caveat around— the pandemic and, you know, we’ve got this, the vaccines are coming out and people are starting to go out.

And then we’ve got— a worsening of COVID in different parts of the world. So what is that going to mean in the first quarter, in the second quarter? And then when do we think we’ll get back? So the 2021 numbers— we’ll give you an update in early February.

MICHAEL NELSON: All right, thanks, Brett. The next question is going to come from Dan Pearlman of RBC.

MATT ROSWELL: Hi, good morning. Hopefully I’m unmuted now. It’s actually Matt Roswell on for Dan. And I have — two questions. First, on the cross-synergies, should we talk about those as dropping directly to the EBITDA line? Or do you plan on reinvesting portions of it?

TIM OLIVER: Yes, you should expect that to drop right to the EBITDA line. It’ll take a little while to get there. We think for 2021, depending upon how we end the cost of getting those synergies out will be offset by the savings in 2021. So think net neutral in 2021. And then 100 of those 120— will be in 2022. So as we exit 2022, we’ll be at the full rate of 120 million of those synergies out.

MICHAEL NELSON: All right, thanks— next question comes from— Tim (UNINTEL) Whitley, Wells Fargo.

TIM WHITLEY: Hi, good morning. Two quick questions. I guess first one on Allpoint. Could you just maybe if you have any additional thoughts you obviously have I think you said over 600 banks that use you for your digital banking platform. Then a lot of banks obviously buy ATMs from you.

Any way to sort of think about the opportunity within that bank customer base that are not members of Allpoint or maybe only [1/5] committed part of their franchise to the Allpoint network to sort of think about the growth of that network? I think you said 60 million cards and where that could potentially go? And then I had a quick follow-up.

MIKE HAYFORD: Yeah, that’s a great question, Tim. So it’s a couple different aspects. So one is on the card. You referenced a number of debit cards that are bugged with Allpoint today. Sixty million plus. So, you know, just going out and offering a product set through customer relationships that we might have, we do think there’s some opportunity there.

Something that’s maybe a little more specific and tangible is that when we go out and offer ATM as a service stack and be able to offer along with that a surcharge-free network to extend, then institutions access for their customers to ATMs and there’s certain dynamics where banks up in the north who have customers who go down south really like that.

So we do think that is a great offering and an avenue to get in and grow that ATM as a service business. And then having 60 million plus cards and then growing that on the bank side allows us on the retail side with our payment offering to have a stronger capability and stronger offering as we go out and add merchants on that side of the coin. So we think there’s some leverage points that we can use to extend with the payments.

TIM WHITLEY: Excellent. And then my follow-up was, you know, historically Cardtronics I think, you know, a lot of the franchises built around partnering with retailers to run ATMs in the front of the store for the retailer and try to bring additional value add through data and things of that nature.

And so just sort of curious, given your presence with a lot of big box retailers and major retail operators, are there synergies around the ATM side of the equation within your retail footprint, whether that be products or (UNINTEL) splits or just getting new logos for Cardtronics that they may not have had?

MIKE HAYFORD: Yeah, absolutely. I think that as we looked at the opportunity, the biggest offer that we said is probably going to end up on the retail side. So customers that we have really strong relationships today that maybe Cardtronics hasn’t gotten to, the ability to take some of those programs into those retail institutions.

Beyond just, you know— co-branding— maybe the ATM to give them access to some of those transactions in the retailers. We think there’s some other products we can offer for the retailer, again, to manage— that 30% to 40% of their payment structure which happens to be cash. So on that retail side— I’d tell you, our retail team is really excited about what we can go in and put on the table as an offering.

MICHAEL NELSON: Our next question comes from the line of Katy Huberty of Morgan Stanley.

KATY HUBERTY: Thank you, congrats on getting the deal done. I guess a couple of clarifications. Should we assume that share buybacks and other significant M&A are paused for the time being? And then, as it relates to revenue synergies, what’s the timeline? You said end of 2022 for full benefit of cost synergies. What’s the timeline if you are able to unlock some of those revenue synergies? And just maybe talk about some of the categories of revenue upside, you know, which could happen earliest and what— which may be most significant?

TIM OLIVER: So I think a pause is exactly the right way to describe what we’ll have to do on stock buyback and on acquisitions. I, look, if there’s a small tuck-in acquisition that doesn’t move the needle and is very strategic, some like we’ve done most recently, I think we can fit, you know, one or two of those in over the six quarters or so it takes us to get our leverage back down under three and a half. But, yeah, that’s the right way to think about our use of cash over those first six quarters. And Mike?

MIKE HAYFORD: Yeah. You know, Katy on the revenue synergy side, I mean, I think one of the nice things about this transaction is we can do the merger, combine the companies and have it be financially accretive very quickly without driving the revenue.

What got us excited as we got into this particularly with working with the Cardtronics team, is those revenue upside opportunities. So I think going to the market on the bank side with ATM as a service will be something we can do relatively quickly.

And so that— we will be out— you know, once we get the merger completed— selling I think the retail side. Again, there’s some interesting product things that we can do and then— we would clearly try to expand the Allpoint network— and add— capabilities and infrastructure under that.

One of the things the process was a little unusual. Typically, we would have been working— more closely with the team over an extended period of time. We had a three-week window. Ed’s coming actually tomorrow. We’re both doing calls today and then we’re doing some joint calls tomorrow.

But we’ve started to work with Ed and his team on what are those opportunities. I would tell you— what’s somewhat comforting, at least to me and the team here, is that our team got excited during diligence. But when we talked to Ed and his team, and they learned more about what we’re doing and where we’re at, they also get pretty excited. So we’ll have, you know, we can do limited— integration planning during the window before we close. And then once we get closed we will very much focus on that revenue synergy side.

MICHAEL NELSON: All right, thanks, Katy. The next question comes from the line of Matt Summerville from D.A. Davidson.

MATT SUMMERVILLE: Thanks. Good morning. So couple of questions. Can you maybe talk about the CanAm sort of growth algorithm as you look at that 5% plus number you’re talking about going forward? Are you assuming you will get back to kind of 2019 volumes? How much of that five plus comes from an increase in unit proliferation, versus surcharge, versus interchange, etc.? Is there any way you can sort of break down how you guys are thinking about that algorithm? And then I have a follow-up?

TIM OLIVER: Yeah, so probably not. I don’t want to forecast their growth rate for them. But I think your thinking is not that dissimilar to ours when we put together our growth model and that we look back at 2019 transaction levels and revenue numbers.

And while we don’t have the, in our model, not theirs, in our model, getting all the way back— to those levels until sometime into early 2023— there’s still a nice— as you know, there’s a nice growth rate even getting to there. So it could be better than that. But we’ll know more soon.

MATT SUMMERVILLE: And then— (UNINTEL) Cardtronics challenges in a couple— (UNINTEL) field in the last few years. Do you have a full (UNINTEL) (UNINTEL) a potential dev— (UNINTEL).

MATT SUMMERVILLE: You are (UNINTEL) considering (UNINTEL)— with respect to Cardtronics given some of the challenges they’ve had in the c— (UNINTEL) over the last few years?

MIKE HAYFORD: Yeah— we’re just kind of getting bits and pieces. But I think your question just around Cardtronics numbers the last couple years. So yeah, we spent a fair amount of time in diligence on, you know, their revenues had been flat.

And then they had the same impact from COVID that we had in 2020. So we spent a lot of time on what was driving that versus where we think it’s going to go. And again, there’s two things. One is so they had a couple events— that they worked through in 2018 and 2019.

2020, 100% COVID-related impact to their revenue stream just like with our revenue stream. And as Tim said, we don’t expect it to bounce back in 2021. And we aren’t even planning in our modeling that it gets all the way back by 2022. We think or we hope it could. But that’s not what our plan is built around.

And that’s simply getting back to the business that they had in 2019. On top of that, to the extent that we can continue to grow that base whether it’s growing— the cards, whether it’s growing— the number of ATMs we put out in the field, whether it’s growing ATM as a service— there might be additional growth on top of that.

So we think it’s— very reasonable and conservative to look at where they were in 2019 versus 2020 and then build that back up over the next couple years. We did look at the impact they had in the past and felt comfortable that those were— quite frankly, one-time events that we do not anticipate in the future.

MICHAEL NELSON: Our next question comes from Ian Zaffino from Oppenheimer. Ian, please unmute your line. You’re up next. Ian, please unmute your line.

MICHAEL NELSON: All right, I’ll circle back to you, Ian. Let’s move to— Kartik Mehta from Northcoast Research.

IAN ZAFFINO: Can you hear me now?

TIM OLIVER: Yeah, go ahead.

IAN ZAFFINO: Yeah, I’m so sorry about that. I just wanted to ask you just— you know, now that this is done, I guess the financial business is built up— are— we looking for, you know, maybe additional bulk in some of the other verticals you guys are in?

I know you have leverage that you need to work down. But, you know, as you look at, you know, a couple years— do you feel like you (UNINTEL) those other businesses— to a level that you think that financials marries (?)— transition (?) to?

MIKE HAYFORD: Yeah, I guess your question is around, you know, the other businesses— if you, you know, we’re focused on three— vertical— line of (UNINTEL) businesses today. We’re— obviously, financial industry, the retail industry, and hospitality.

And retail and hospitality, although they’re different product sets, are very similar in terms of they’re both in the commerce side, they’re both in the merchant side. And if you look at the Cardtronics business, it fits very closely with what we’re doing today in those verticals. So I would say we’re going to continue to focus in those three verticals.

TIM OLIVER: But this is not to say differently. This is not just a banking acquisition. Right? This is important in the retail vertical and somewhat important to the hospitality vertical. We just did another acquisition in fresh op that was in one of the other verticals. And our concentration from a capex perspective on organic growth has actually been more directed, in a lot of ways, to hospitality than the other sectors.

MIKE HAYFORD: Yeah, I mean, if that’s the question, this is as much a retail play as it is a financial institution play that the Cardtronics deal. And— as Tim said, we’re still in, you know, we’ve still invested in the other lines of business. We’ll continue to do that. We will not take away from the focus on hospitality and retail— or banking. Quite frankly, this adds to all three of those.

IAN ZAFFINO: Okay, thank you very much.

MICHAEL NELSON: So we’ll move on next to Kartik Mehta from Northcoast Research.

KARTIK MEHTA: Hey, good morning. Question on Cardtronics in the U.K. market, which is their second largest market. You know, there’s been some fundamental issues in the market. I’m wondering, Mike, if you have a different strategy for that market or, you know, the thought is that— you think that market will come back?

MIKE HAYFORD: Yeah, I mean, that was one of the issues they had I think that was 2018ish that they had some changes to that marketplace. They’ve, you know, fought through that and the level of business they have there now we think is solid. And you know, will have some growth opportunities.

But we’re, you know, combined in the U.K. that becomes meaningful— business for us. We do, in addition to what they’ve done to— deploy their own ATMs— we do believe this gives an opportunity to go and support some of the banks with this ATM as an outsource— offering. But— yeah, we feel good about the U.K. market and where they’re at today— from a forward perspective look.

KARTIK MEHTA: And— just one other question, Michael— you talked about the Allpoint network and using it as a debit network. And I’m wondering— right now I think it’s only being used as an ATM network. You know, do you really have to go to the merchant acquirers (?) to get Allpoint and when you have to go the banks to say, “Hey, let’s use Allpoint as a debit network?”

MIKE HAYFORD: Yeah, I mean, there’s a couple things we can do very quickly. Right? We’ve got a merchant acquiring business that we are attaching to our point of sales in the retail and the hospitality side. So we’ve actually made a lot of progress as we’ve shared on the hospitality side with the essentials packaging which includes payments— the ability to be able to plug in our debit network— in there— we can do very quickly.

As we— as we look at the number of— cards they have with their bug on it today and can we do more to go out and build up that merchant acquiring business— we think that’s going to be an opportunity for us. And then are there other transactions that we can connect with that network?

You know, we started talk at what else we could for the retail marketplace— using and leveraging that network. So I don’t know that we, you know, that network today and what it’s used for, the surcharge-free nature, going after, adding new banks, being able to offer differentiated offering and ATM as a service, being able to connect those cardholders back to the merchants that we support, connected to our POS, I would say that’s what we’re going to focus on initially, how we can build end to end solutions.

I don’t know that, you know, trying to position that as a network that competes with some of the bigger networks in the market is going to be the initial focus. We think we can get a lot of value to staying connected to our other products.

MICHAEL NELSON: All right, thanks. I think we’re going to wrap it up there, Mike.

MIKE HAYFORD: All right— thanks, Michael. Thanks for— jumping on short notice again. We’re very excited about, you know, the opportunity to merge these two great companies. You know, the focus, the way that Ed and the team have gone about their business which is taking care of their customers first, but almost as important, taking care of the employees.

And that culture and the way that we believe we can merge the two companies together, taking the best, best talent out of both companies, building a really strong NCR— as you can tell, is what gets us really excited about the future of this combination. So thanks for joining us today. And we will do an update. Michael. We’re going to announce February 9th for our first quarter earnings call.

* * *

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements containing the words “expect,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Examples of forward-looking statements include, without limitation, statements regarding NCR’s plans to manage its business through the novel strain of the coronavirus identified in late 2019 (“COVID-19”) pandemic and the health and safety of our customers and employees; the expected impact of the COVID-19 pandemic on NCR’s Banking, Retail and Hospitality segments including the impact on NCR’s customers’ businesses and their ability to pay; expectations regarding NCR’s operating goals and actions to manage these goals; expectations regarding cost and revenue synergies; expectations regarding NCR’s cash flow generation, cash reserve, liquidity, financial flexibility and impact of the COVID-19 pandemic on NCR’s employee base; expectations regarding NCR’s ability to capitalize on market opportunities; expectations regarding leveraging the debit network to monetize payment transactions; expectations regarding accretion; expectations regarding long-term strategy and our ability to create stockholder value; NCR’s financial outlook; expectations regarding NCR’s continued focus on our long-term fundamentals, including, but, not limited to, execution of NCR’s recurring revenue strategy and accelerated growth including its transformation to an as-a-Service company; NCR’s expected areas of focus to drive growth and create long-term stockholder value; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; the ability of NCR to implement its plans, forecasts and other expectations with respect to its business after the completion of the proposed transaction and realize expected benefits; business disruption following the proposed transaction; and the potential benefits of an acquisition of Cardtronics. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors listed in Item 1a “Risk Factors” of NCR’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on February 28, 2020, and those factors detailed from time to time in NCR’s other SEC reports including quarterly reports on Form 10-Q and current reports on Form 8-K. NCR does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Additional Information and Where to Find It

This communication may be deemed solicitation material in respect of the proposed acquisition of Cardtronics by NCR. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Cardtronics plans to file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. Cardtronics may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by Cardtronics with the SEC.

BEFORE MAKING ANY VOTING DECISION, CARDTRONICS’ SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY CARDTRONICS WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at Cardtronics shareholder meetings to approve the proposed transaction, the scheme of arrangement or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in Cardtronics’ proxy statement (including the scheme documentation). Shareholders may obtain a free copy of the proxy statement and other documents Cardtronics files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. Cardtronics makes available free of charge on its investor relations website at ir.cardtronics.com copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

NCR and certain of its directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from Cardtronics’ shareholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of NCR’s directors and executive officers in NCR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 28, 2020, and its definitive proxy statement for the 2020 annual general meeting of shareholders, which was filed with the SEC on March 12, 2020. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from Cardtronics’ shareholders in connection with the proposed transaction, which may, in some cases, be different than those of Cardtronics’ shareholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of Cardtronics’ website at ir.cardtronics.com.